Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121883, 333-140433, and 333-141100) and Form S-8 (No. 333-130337) of Medical Properties Trust, Inc. of our report dated March 13, 2009 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K filed March 13, 2009, which is incorporated by reference in this Amendment No. 1 to the Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
May 11, 2009